EXHIBIT 16.1

September 24, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Growlife, Inc. which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K/A filed on September 24, 2012. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Weinberg & Co. P.A.

Weinberg & Co. P.A.

Certified Public Accountants